Exhibit 16.1
February 13, 2007
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549
Commissioners:
     We have read the statements made by National Quality Care, Inc., which we understand will be filed with the Commission on February 14, 2007 pursuant to Item 4 of Form 8-K, as part of the Company’s Form 8-K/A. We agree with such statements made insofar as they relate to our Firm.

Very truly yours,
/s/ Pohl, McNabola, Berg & Co., LLP
Pohl, McNabola, Berg & Co., LLP